Exhibit 99.1

U.S. Patent Office Issues Final Written Decision Finding All Challenged Claims of Sun Pharma’s Patent 11,697,028 To Be Unpatentable

WOBURN, Mass., February 26, 2026 — Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company specializing in the commercialization and development of photodynamic therapy (“PDT”), today announced that on February 23, 2026, the U.S. Patent Trial and Appeal Board (the “Board”) issued a Final Written Decision finding all challenged claims of Sun Pharmaceutical Industries, Inc.’s U.S. Patent No. 11,697,028 (the “’028 Patent”) to be unpatentable.

As previously disclosed in Biofrontera’s filings with the Securities and Exchange Commission, in June 2024, Sun Pharma initiated proceedings against Biofrontera and certain of its affiliates in the U.S. District Court for the District of Massachusetts and the International Trade Commission alleging infringement of the ‘028 Patent and a related patent, U.S. Patent No. 11,446,512 (the “’512 Patent”). In response to these proceedings, Biofrontera challenged the validity of Sun Pharma’s asserted claims by filing petitions for Inter Partes Review with the Board. The Board has now agreed with Biofrontera on all challenged claims of the ‘028 Patent.

Sun Pharma has the right to request a review of the decision or appeal it to the United States Court of Appeals for the Federal Circuit. The decision does not affect the petition filed by the Company relating to the ‘512 patent, which was denied review by the Patent Office on administrative, rather than substantive, grounds.

“Biofrontera is pleased with the Board’s Final Written Decision.,” commented Hermann Luebbert, CEO and Chairman of Biofrontera . “We remain focused on clinical research and development in the PDT space to better serve clinicians and improve their patients’ lives.”

About Biofrontera Inc.

Biofrontera is a U.S.-based biopharmaceutical company specializing in the treatment of dermatological conditions with a focus on PDT. The Company commercializes the drug-device combination Ameluz® with the RhodoLED® lamp series for PDT of Actinic Keratosis, pre-cancerous skin lesions which may progress to invasive skin cancers1. The Company performs clinical trials to extend the use of the products to treat non-melanoma skin cancers and moderate-to-severe acne. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and X.

1. https://www.skincancer.org/skin-cancer-information/actinic-keratosis/

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. These statements include, but are not limited to, statements relating to Biofrontera’s commercial opportunities and the commercial success of its products. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the uncertainties inherent in the conduct and outcomes involved in commercial litigation; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® and/or RhodoLED® XL in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; the impact of any extraordinary external events; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor Relations

Ben Shamsian

646-829-9701

shamsian@lythampartners.com